EXHIBIT 99.1
DIGITAS INC.

Contact: Nina Kondo
               Digitas
               617/867-1125
               nkondo@digitas.com

DIGITAS ANNOUNCES $20 MILLION STOCK REPURCHASE PROGRAM
Revenues and Operating Estimates on Track for the Quarter

BOSTON, June 13, 2002 — The Board of Directors of Digitas Inc. (NASDAQ: DTAS) has approved a $20 million Stock Repurchase Program under which the company is authorized to acquire shares of its Common Stock in the open market or in private transactions during the next 18 months.

David Kenny, Chairman and Chief Executive Officer of Digitas, said, “The strength of our client relationships support our conviction that we offer a powerful value proposition. We continue to have confidence in our ability to profitably grow the business and generate cash, so we want to be in a position to re-invest in the company as market opportunities arise.”

Under the Stock Repurchase Program, shares may be repurchased from time to time in such amounts as market conditions warrant, and subject to regulatory considerations.

Firm Reiterates Guidance

Jeff Cote, Chief Financial Officer of Digitas, said, “The implementation of this Stock Repurchase Program demonstrates our confidence in the company’s long-term future and in our ability to continue to generate cash flow from operations.” Cote reiterated the company’s guidance that Digitas continues to anticipate fee revenue of $49 million—$53 million and EBITDA (earnings before interest, taxes, depreciation and amortization) of $6 million—$9 million for the second quarter of 2002.

About Digitas

Digitas (www.digitas.com) is a leading provider of services to help companies attract, retain and grow profitable customer relationships. Digitas provides its clients with marketing programs, strategic analysis, technology platforms and channel operations support that help drive measurable, lasting improvements in their marketing productivity.

Digitas serves as strategic partner to several industry-leading clients, including Allstate, American Express, AT&T, Bayer Pharmaceuticals, Best Buy, Celebrity Cruises, Delta Air Lines, FedEx, General Motors, L.L.Bean, Morgan Stanley, Terra Lycos, Williams-Sonoma and Xerox. Digitas employs approximately 1,100 people and has offices in Boston, Chicago, London, New York and San Francisco.

Statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding expectations with respect to future revenues and profitability and statements regarding the company’s future business prospects as the economy improves. These and all other forward-looking statements in this press release are subject to known and unknown risks and uncertainties that may cause actual results to differ materially from those projected or implied in such forward-looking statements. Such factors include, without limitation, overall economic and business conditions, the demand for the company’s services, competitive factors in the company’s markets, and the company’s ability to effectively manage its growth and client relationships, among other factors. A more complete review of the risks and uncertainties potentially impacting the company’s future performance can be found in the company’s filings with the Securities Exchange Commission. Guidance offered by Digitas senior management today represents a point-in-time estimate. The company expressly disclaims any current intention or obligation to update this forecast or any other forward-looking statement contained in this press release.